SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                             FORM 15


CERTIFICATION  AND  NOTICE OF TERMINATION OF  REGISTRATION  UNDER
SECTION  12(g)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934   OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITES EXCHANGE ACT OF 1934.


                 Commission file number 33-15597
                                        --------


                DIVERSIFIED HISTORIC INVESTORS V
_________________________________________________________________
     (Exact name of registrant as specified in its charter)

   1521 LOCUST STREET, PHILADELPHIA, PA  19102  (215) 557-9800
_________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Limited Partnership Interests
_________________________________________________________________
    (Title of each class of securities covered by this Form)
_________________________________________________________________
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)  ___            Rule 12h-3(b)(1)(i)  ___
  Rule 12g-4(a)(1)(ii) ___            Rule 12h-3(b)(1)(ii) ___
  Rule 12g-4(a)(2)(i)  ___            Rule 12h-3(b)(2)(i)  ___
  Rule 12g-4(a)(2)(ii) ___            Rule 12h-3(b)(2)(ii) ___
                                      Rule 15d-6           _X_


Approximate number of holders of record as of the certification
or notice date:    -0-
                   ---

Pursuant  to the requirements of the Securities Exchange  Act  of
1934   Diversified   Historic  Investors  V   has   caused   this
certification/notice  to  be  signed  on  its   behalf   by   the
undersigned duly authorized person.


Date:       6/12/07                /s/ SPENCER WERTHEIMER
            -------                ----------------------
                             Name: Spencer Wertheimer
                            Title: President (principal executive
                                    officer, principal financial
                                    officer) of the registrant's
                                    managing partner, EPK, Inc.
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